Exhibit 10.1

November 9, 2023

Drew Madsen via email

Dear Drew:

We are pleased that you have agreed to serve as the interim Chief Executive Officer of Noodles & Company (the “Company”) while the Company’s board of directors (the “Board”) seeks a permanent Chief Executive Officer. This letter does not impact your continued service as a member of the Board.

1. Position and Term. While serving as Chief Executive Officer, you will report to the Board. You will serve as Chief Executive Officer until the earlier of (x) the date a permanent Chief Executive Officer commences employment with the Company and (y) the 12-month anniversary of the date of this letter (the “Term”), unless earlier terminated by you or the Company with thirty (30) days’ advance written notice. You will be an at-will employee of the Company during the Term. For the avoidance of doubt, (i) your title and position shall revert to solely serving as a member of the Board upon the end of the Term, and shall remain on the Board until your resignation, death or removal (subject to your continued election to the Board by our shareholders), and (ii) you will not receive compensation paid to members of the Board while serving as Chief Executive Officer (but shall receive a prorated director equity grant for the year in which you return to serving solely as a member of the Board).

2. Compensation for Serving as CEO.
a. For your service as Chief Executive Officer during the Term, you shall be paid a base salary at the rate of $669,500 per annum in accordance with the Company’s standard payroll procedures.
b. In addition, effective as of the date hereof, you will be granted 100,000 restricted stock units pursuant to our 2023 Stock Incentive Plan (the “2023 Plan”). In addition, commencing on May 1, 2024, you will receive a grant of 10,000 restricted stock units under the 2023 Plan on the first day of each month on which you continue to serve as Chief Executive Officer. Subject to your continued employment, the awards will vest upon the earlier of the date a permanent Chief Executive Officer commences employment with the Company or a change in control (as defined in the 2023 Plan).

3. Employee Benefits. During the Term, you will be eligible to participate in the Company’s standard employee benefit plans in accordance with the terms of such plans as they may be amended from time-to-time.

4. Reimbursement of Expenses. The Company will reimburse the reasonable travel and other expenses you incur in performing your role as Chief Executive Officer during the Term, upon your submission of appropriate documentation pursuant to the Company’s policies in effect from time to time. In addition, during the Term, the Company will provide you with or reimburse you for the reasonable cost of temporary housing near the Company’s corporate headquarters.

5. Covenants.

a. Confidential Information. You agree that you shall not, at any time during the Term or thereafter, disclose to another, or use for any purpose other than performing your duties and responsibilities under this letter, any Confidential Information. For purposes of this letter, Confidential Information includes all trade secrets and confidential information of the Company and its affiliates and subsidiaries including, but not limited to, the Company’s unique business methods, processes, operating techniques and “know-how” (all of which have been developed by the Company or its affiliates and subsidiaries through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins, and other information relating to the affairs of the Company and its affiliates and subsidiaries that you shall have acquired during your employment with the Company.

b. Non-Solicitation of Employees. You agree that, during the Term and for a period of two (2) years thereafter, for any reason whether voluntarily or involuntarily, you will not, directly or indirectly, whether as an associate, agent, employee, consultant, independent contractor, owner, partner or otherwise, (i) solicit for yourself or others, or advise or recommend to any other person that that person solicit, divert, accept, or conduct securities sales transactions from or on behalf of any customer of the Company, for the purpose of obtaining the business of that customer, in competition with the Company; or (ii) employ, solicit for employment, or advise or recommend to any other person that that person solicit for employment or employ in competition with the Company, any person employed by the Company. For purposes of this paragraph “in competition with the Company” means working for yourself, another entity, or a customer of the Company, whether as an associate, agent, employee, broker, consultant, independent contractor, owner, partner or otherwise, performing security sales transactions or other services that the Company provides during or as of the end of the Term.

6. Tax Withholding. All amounts payable to you by the Company are subject to all applicable tax withholdings.

7. Indemnification. Subject to applicable law, you will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors’ and officers’ insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director.

8. Entire Agreement/Governing Law. This letter supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company regarding your position as Chief Executive Officer. This letter may not be amended or modified, except by an express written agreement signed by both you and the Chair of the Board. This letter shall be construed, interpreted and governed by the law of the State of Delaware, without giving effect to principles regarding conflict of laws. Sections 5 and 7 hereof shall survive the termination of this letter agreement for any reason.

9. Counterparts. This letter may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

10. Headings. Headings in this letter are for reference only and shall not be deemed to have any substantive effect.

We are thrilled to have you in a leadership role during this exciting time for the Company. Please confirm your agreement to the terms specified in this letter by signing below.

Sincerely,

By:	/s/ Melissa Heidman
Name: Melissa M. Heidman
Title: Executive Vice President, Gen. Counsel and Secretary

AGREED AND ACKNOWLEDGED:

/s/ Drew Madsen
DREW MADSEN